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                 RESTATED ARTICLES OF INCORPORATION
                        OF AEHR TEST SYSTEMS



    Rhea J. Posedel and Mario M. Rosati certify that:

    1. They are the President and Secretary, respectively, of Aehr Test Systems, a California corporation.

    2. The Articles of Incorporation of this corporation are amended and restated to read as follows:

                                 "I

    The name of this corporation is Aehr Test Systems.


                                 II

    The purpose of this corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of California other than the banking business, the trust company business or the practice of a profession permitted to be incorporated by the California Corporations Code.


                                 III

    This corporation is authorized to issue two classes of shares of stock to be designated, respectively, "Common Stock" and "Preferred Stock." The total number of shares that this corporation is authorized to issue is eighty-five million (85,000,000) shares. The number of shares of Common Stock authorized is seventy-five million (75,000,000) shares. The par value of each share of Common Stock is one cent ($0.01). The number of shares of Preferred Stock authorized is ten million (10,000,000) shares. The par value of each share of Preferred Stock is one cent ($0.01). Upon filing of these amended and restated articles of incorporation, each outstanding share of Capital Stock shall be reconstituted as a share of Common Stock.

    The shares of Preferred Stock authorized by these Articles of Incorporation may be issued from time to time in one or more series. For any wholly unissued series of Preferred Stock, the Board of Directors is hereby authorized to fix and alter the dividend rights, dividend rates, conversion rights, voting rights, rights and terms of redemption (including sinking fund provisions), redemption prices, and liquidation preferences, the number of shares constituting any such series and the designation thereof, or any of them.


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    For any series of preferred stock having issued and outstanding shares, the
Board of Directors is hereby authorized to increase or decrease the number of shares of such series when the number of shares of such series was originally fixed by the board, but such increase or decrease shall be subject to the limitations and restrictions stated in the resolution of the Board of Directors originally fixing the number of shares of such series. If the number of shares of any series is so decreased, then the shares constituting such decrease shall resume the status that they had prior to the adoption of the resolution originally fixing the number of shares of such series. The Board of Directors may not decrease the number of authorized shares of any outstanding series below the number of shares of each series then outstanding.

                                 IV

    The liability of the directors of this corporation for monetary damages shall be eliminated to the fullest extent permissible under California law.

    The corporation is authorized to provide indemnification of agents (as defined in Section 317 of the California Corporations Code) through bylaw provisions, agreements with agents, vote of shareholders or disinterested directors or otherwise, in excess of the indemnification otherwise permitted by
Section 317 of the California Corporation Code, subject only to the applicable limits set forth in Section 204 of the California Corporations Code with respect to actions for breach of duty to the corporation and its shareholders.

    Any repeal or modification of the foregoing provisions of this Article IV shall not adversely affect any right of indemnification or limitation of liability of an agent of this corporation relating to acts or omissions occurring prior to such repeal or modification."

    3. The foregoing amendment and restatement of the Articles of Incorporation have been duly approved by the Board of Directors.

    4. The foregoing amendment and restatement of the Articles of Incorporation have been duly approved by the required vote of shareholders in accordance with Section 902 of the California Corporations Code. The number of shares voting in favor of the amendment and restatement of the Articles of Incorporation equaled or exceeded the vote required. The percentage vote required was more than 50% of the outstanding shares of Capital Stock. The Total number of outstanding shares of the corporation is 3,513,493 shares of Capital Stock.


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The foregoing declare under penalty of perjury under the laws of the State of
California that the matters set forth in this Certificate are true and correct of their own knowledge.




Date: September 29, 1988               /s/ RHEA J. POSEDEL
     -------------------               ---------------------------------------
                                       Rhea J. Posedel, President



                                        /s/ MARIO M. ROSATI
                                       ---------------------------------------
                                       Mario M. Rosati, Secretary


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